                        Exhibit 99.1

CONTACT:   Thor Erickson – Investor Relations  +1 (678) 260-3110
      Fred Roselli – Media Relations   +1 (678) 260-3421
                          Lauren Sayeski – European Media Relations+ 44 (0)1895 844 300

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES, INC. PROVIDES BUSINESS UPDATE

ATLANTA, September 12, 2011 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed its 2011 full-year guidance, affirmed its long-term growth objectives, and announced a new share repurchase program that will begin at the conclusion of the current program.
This information is provided in advance of presentations by CCE’s executive leadership team to analysts and investors Monday, September 12 in Paris. The day’s presentations will be webcast through CCE’s corporate website, www.cokecce.com, beginning at 7:30 a.m. EDT.
CCE AFFIRMS CURRENT YEAR GUIDANCE
CCE continues to expect full-year earnings per diluted common share in a range of $2.10 to $2.15. This includes an expected currency benefit of approximately 15 cents based on recent rates.
Revenue is expected to grow in a mid single-digit range, with expected operating income growth in a mid single-digit to high single-digit range. Full-year cost of goods sold is expected to increase approximately 3 percent. Gross margins are expected to be essentially flat for the year, though we expect modest year-over-year margin decreases in the third quarter with year-over-year improvement in the fourth quarter. Operating margins are expected to be flat to up modestly for the full year. This outlook is comparable, currency neutral, and relative to 2010 pro forma financials.
The company also expects free cash flow of approximately $475 to $500 million, with capital expenditures of approximately $400 million.  Weighted average cost of debt is expected to be approximately 3 percent, and the effective tax rate for 2011 is expected to be in a range of 26 percent to 28 percent.  The company also announced an expected year-end ratio of net debt to EBITDA of approximately 1.8.

CCE AFFIRMS LONG-TERM GUIDANCE
Long term, the company continues to expect to reach the following objectives on a comparable and currency neutral basis:
•	Revenue growth of 4 percent to 6 percent;
•	Operating income growth of 6 percent to 8 percent;
•	Earnings per share growth in a high single-digit range;
•	Return on invested capital improvement of 20 basis points or more per year.
CCE also affirmed its long-term capital structure target of 2.5 to 3.0 times net debt to EBITDA.  Additionally, the company expects annual capital expenditures to remain at approximately 5 percent of total revenues.

NEW SHARE REPURCHASE PROGRAM PLANNED
CCE is now on track to complete its current share repurchase program of approximately $1 billion by the end of 2011.  Since the program was announced in the fourth quarter of 2010, the company has purchased approximately $750 million of its shares, including approximately $150 million to date in the third quarter.
The Board of Directors has approved a new share repurchase program to begin once the current program is completed. This new program targets purchases of $1 billion, and the company intends to purchase no less than $500 million in 2012.  These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.

ABOUT CCE
           Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2010, and other SEC filings.